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                                  EXHIBIT 99
                                 PRESS RELEASE
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For more information, contact:

Sandra J. Lasch
414-636-6473

For Immediate Release


               CASE CAPITAL CORPORATION REPORTS RECORD PORTFOLIO
            AND 9 PERCENT INCOME GROWTH FOR CASE CREDIT CORPORATION


          . Serviced portfolio grows to record $6.4 billion

          . Net income up 9 percent to $25 million

          . Originations increase 40 percent

          . Diversified financing business increases significantly

     Racine, Wisconsin (October 15, 1998)--Case Capital Corporation, the financial services arm of Case Corporation, today announced that Case Credit Corporation reported net income of $25 million for the third quarter of 1998, up 9 percent from $23 million in the comparable period last year. Revenues increased 44 percent over the prior year to a record $108 million. These improvements are attributed to higher financing income from strong growth in receivables and leases. In addition, increases in net income were partially offset by a higher tax rate.

     For the first nine months of 1998, revenues increased 31 percent over the prior year period to $264 million. Net income for the period was $62 million, comparable to last year. Increases in financing income were offset by the impact of Case Credit's asset-management strategy and a higher tax rate during the first nine months of 1998.

     Case Credit's serviced portfolio grew to a record $6.4 billion as of September 30, 1998, a 30 percent increase year-over-year. Financing originations increased 40 percent in the third quarter and 41 percent for the first nine months, as compared to prior year periods. These increases reflect the impact of Case Capital's strategy to grow and diversify Case Credit's financial services business while continuing to serve Case dealers and customers worldwide.

                                    -more-
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Diversified financing represented 29 percent of total retail originations during the third quarter and 25 percent for the first nine months. Year-over-year, diversified retail originations have increased nearly 200 percent.

     "Case Credit's outstanding performance once again demonstrates the strength of our financial services business," stated Ted R. French, Case Capital chairman and Case president, financial services, and chief financial officer. "The continued growth in our balance sheet and net income, despite weaker retail demand in the agricultural sector, demonstrates that we are successfully executing our strategy. We are well-positioned for leadership in the financial services industry and remain confident in our ability to make a stable, growing contribution to Case Corporation and its shareholders."

     Case Credit announced in September that it has formed a strategic marketing alliance with GMAC Commercial Mortgage Corporation to offer agricultural real estate financing through the Case dealer network. This strategic alliance was formed to provide Case customers with a one-stop shopping source for their agricultural equipment and real estate financing needs.

     "We are continuing our efforts to expand the scope of our financial services business and strengthen our non-cyclical earnings base," said French. "The strength of our portfolio reflects our success in managing growth and diversification. We will maintain our superior portfolio quality as we pursue new business opportunities and enter into strategic initiatives that support sustainable, long-term earnings growth for Case Capital."

     Case Capital Corporation, recently formed by Case Corporation to provide broad-based financial services for the global marketplace, will soon encompass Case Credit Corporation. Established in 1957, Case Credit provides financial services to customers purchasing, leasing and insuring equipment through established dealer networks located primarily in North America, Australia and Europe. Based in Racine, Wisconsin, Case Credit services a $6.4 billion portfolio of receivables and leases.

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